Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Reports EPS of $0.04 on Revenues of $21.3 million in Second Quarter of 2005
27% Increase in Revenues Drove $1.3 Million Improvement in Net Income from Q2 2004
World Wide Sales of SurePath® Reagents and Disposable Increased 28%
Number of SurePath® Tests Sold to Large Commercial Labs in U.S. Increased 146%
Revenues From Molecular Diagnostic Products Accounted for Nearly 14% of Growth
BURLINGTON, N.C., August 4, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported second quarter revenues of $21.3 million, a 27% increase from the second quarter of 2004, gross profit of $14.7 million, a 26% increase from the second quarter of 2004, and net income of $1.5 million or $0.04 per share, a $1.3 million improvement from net income of $203,000 reported in the second quarter of 2004.
Worldwide sales of SurePath reagents and disposables increased 28% from the second quarter of 2004 and accounted for 79% of total revenues. Revenues generated from SurePath reagent and disposable sales in the U.S. grew 26% from the second quarter of 2004 and were primarily driven by a 146% increase in SurePath liquid based Pap tests sold to the large commercial laboratories. Sales of SurePath reagents and disposables outside the U.S. increased 34% from the second quarter of 2004. Growth in revenues derived from the Company’s molecular diagnostic products accounted for approximately 14% of growth from the second quarter of 2004 and primarily related to sales and fees associated with the Ventana Image Analysis System (VIAS).
Cash and cash equivalents at June 30, 2005 were nearly $21.0 million. The Company generated approximately $733,000 in cash in the quarter.
“Our performance in the second quarter of 2005 was outstanding,” said Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging, Inc. “We continued to grow revenues and net income, we accelerated the worldwide penetration of the SurePath liquid based Pap test, we began to realize material growth in revenues from our investment in molecular diagnostics and molecular imaging systems, and we continued to make significant progress toward accomplishing our longer term goals in molecular diagnostics.”
“As expected, our growth in revenues was primarily driven by the sale of SurePath reagents and disposables”, continued Dr. Sohmer. “The growth in reagent and disposable sales reflected expanded adoption of the SurePath liquid based Pap test worldwide. Here in the U.S. we sold nearly 38% more tests than in the second quarter of 2004, raising our estimated market share of all Pap tests performed in the U.S. to over 18%. Outside the U.S. revenues generated from the sales of SurePath reagents and disposables increased 53% in Europe, 49% in Asia and 8% in Canada from the second quarter of 2004.”
“We also began to realize new streams of revenue generated as the result of our investment in molecular diagnostic products and imaging systems. Revenues generated from the early commercialization of some of our molecular diagnostic products and molecular imaging systems accounted for nearly 14% of our growth from the second quarter of 2004. This growth primarily related to Ventana’s launch of the Ventana Image Analysis System (VIAS), a Ventana branded version of our interactive histology imaging system. We made initial sales of our ProEx C analyte specific reagents in the U.S. and introduced SurePath with ProEx C, our cervical staging assay kit, outside the U.S. primarily targeting early adopting opinion leaders and academic laboratories.”
“Finally, we continued to make significant progress in the development of our molecular diagnostic products and imaging systems. An array of research data generated from external as well as new in-house research studies employing our research use only reagents has been accepted for presentation at major European and U.S. scientific meetings in the fourth quarter. In addition, we remain on track to initiate our pivotal U.S. clinical trials of our cervical screening and breast cancer staging assays later this year. At the same time, the final marker selection process and optimization of our blood based research use only reagents for ovarian cancer are progressing at a rapid pace. We continue to expect to release these research use only reagents later this year.”
Dr. Sohmer concluded, “I am obviously very pleased with our performance in the second quarter of 2005.”
In other news the Company updated previously issued guidance for 2005. In November 2004, the Company estimated that its 2005 earnings per share on a fully diluted after tax basis would range from $0.08 to $0.15. When the Company issued this guidance it expected to record book income tax expense during 2005 based on its deferred tax asset not being fully reserved through the valuation allowance. The Company has now determined that a full valuation allowance is still warranted and is likely to remain in place for the remainder of 2005. As a result there will be no book income tax expense recorded against our pre-tax earnings in 2005, which is associated with any previously anticipated release of the valuation allowance. Consequently, the Company is revising its 2005 EPS guidance to $0.13 — $0.24. The Company is currently assessing whether it will be required to record, under GAAP, income tax expense in 2006 and should be able to provide an assessment of the potential impact of income taxes on its 2006 financial results when it provides its initial guidance related to 2006 after the third quarter.
Conference Call Details
TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s second quarter financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until August 11, 2005. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 8117716. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to anticipated results of operations, product development efforts and anticipated timing with respect to recordation of book income tax expense. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratories to the extent it expects while maintaining its business with its traditional customer base, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact and may face attrition issues customary for such an expansion; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004.
—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$21,253	$16,721	$40,580	$32,231
Cost of revenues	6,514	5,001	12,293	9,913

Gross profit	14,739	11,720	28,287	22,318
Operating expenses:
Research and development	3,234	2,825	6,363	5,159
Regulatory	836	1,313	1,588	2,387
Sales and marketing	5,790	4,305	10,732	9,234
General and administrative	3,521	3,149	7,416	6,371

	13,381	11,592	26,099	23,151

Operating income/(loss)	1,358	128	2,188	(833)
Interest income	157	78	257	161
Interest expense	—	(3)	(5)	(9)

Net income/(loss)	$1,515	$203	$2,440	$(681)

Earnings/(loss) per common share
Basic	$0.04	$0.01	$0.06	$(0.02)
Diluted	$0.04	$0.01	$0.06	$(0.02)
Weighted average shares
Basic	38,180	37,998	38,167	37,948
Diluted	39,229	39,412	39,252	37,948

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30 ,	December 31,
	2005	2004
	(Unaudited)

Current assets:
Cash and cash equivalents	$20,980	$18,949
Accounts and notes receivable, net	15,910	13,643
Inventory, net	11,497	10,723
Other current assets	2,456	1,582

Total current assets	50,843	44,897

Customer use assets, net	8,112	7,688
Property and equipment, net	3,445	3,290
Other assets	3,468	3,777
Intangible assets	7,473	7,882

Total assets	$73,341	$67,534

Current liabilities:
Accounts payable	$5,477	$3,668
Accrued expenses	5,188	3,750
Deferred revenue and customer deposits	1,481	1,551
Current portion of debt	—	19

Total current liabilities	12,146	8,988

Stockholders’ equity:
Common stock	382	381
Additional paid-in capital	290,746	290,114
Deferred compensation	(5)	(11)
Accumulated deficit	(229,975)	(232,415)
Accumulated other comprehensive income	47	477

Total stockholders’ equity	61,195	58,546

Total liabilities and stockholders’ equity	$73,341	$67,534